Exhibit 10.1

SEVERANCE, RELEASE AND AMENDMENT TO COMPENSATION

AND BENEFITS ASSURANCE AGREEMENT

THIS SEVERANCE, RELEASE AND AMENDMENT TO COMPENSATION AND BENEFITS ASSURANCE AGREEMENT (this “Severance and Amendment Agreement”) is made and entered into as of August 19, 2011 (the “Date of this Agreement”), by and between SNYDER’S-LANCE, INC., a North Carolina corporation (the “Company”), and BLAKE W. THOMPSON (“Executive”).

Statement of Purpose

The Company and Executive entered into an Amended and Restated Compensation and Benefits Assurance Agreement dated April 24, 2008 (the “Benefits Assurance Agreement”). The purpose of this Severance and Amendment Agreement is to (1) amend the Benefits Assurance Agreement to provide for certain post-employment covenants by Executive and provide for additional cash severance benefits to Executive; (2) confirm Executive’s (forthcoming) resignation from employment with the Company; and (3) provide a release of claims against the Company.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

1.	Section 4(c)(ii) of the Benefits Assurance Agreement is amended to read as follows:

“(ii)	A lump-sum cash amount equal to the sum of:

(A)	three (3) multiplied by the Executive’s Base Salary in effect upon the date of the Qualifying Termination or, if greater, by Executive’s Base Salary in effect immediately prior to the occurrence of the Change in Control, plus

(B)	three (3) multiplied by the greater of (I) Executive’s annual bonus actually earned by Executive (whether or not deferred) during the bonus plan year which ended immediately prior to the Qualifying Termination or (II) Executive’s then-current target bonus opportunity (stated in terms of a percentage of Base Salary) established under the Company’s Annual Corporate Performance Incentive Plan for Officers (or any successor plan thereto), if any, for the incentive plan year in which the date of Executive’s Qualifying Termination occurs, plus

(C)	one hundred thousand dollars ($100,000).”

2.	The following new Section 20 is added to the Benefits Assurance Agreement:

“20.	Covenant Not to Compete.

(a) Executive understands and agrees that the purpose of this Section 20 is solely to protect the Company’s legitimate business interests, including, but not limited to, the Company’s business relationships and goodwill, its confidential information and trade secrets, and the Company’s competitive advantage within its industry.

(b) Executive understands that the Company is headquartered in North Carolina and that the Company operates its business across the United States including in states that permit post-termination non-compete covenants. To the fullest extent permitted by any applicable state law, Executive agrees to be subject to the restrictive covenants set forth in this Section 20.

(c) During Executive’s employment with the Company, and for the period of three (3) years immediately following Executive’s Termination of Employment, Executive shall not, without the prior written consent of the Company’s Chief Human Resources Officer , which consent shall not be reasonably withheld in the event that the consent will not cause competitive harm to the Company, directly or indirectly, obtain or hold a Competitive Position in the Restricted Territory, as these terms are defined herein.

(d) For purposes of this Section 20, the following definitions apply:

(i)	A “Competitive Position” means any position of employment with or service to be performed (whether as owner, member, manager, lender, partner, shareholder, consultant, agent, employee, co-venturer, or otherwise) in which Executive (A) will be engaged in the contract manufacturing of any sandwich crackers, saltines, sugar wafer cookies or protein bars for Kraft, BNRG, Kellogg’s or Unilever, or (B) will use the Company’s confidential or proprietary information to compete against the Company.

(ii)	The “Restricted Territory” means all states in the United States of America in which the Company sells its products at the time of the Executive’s Termination of Employment.

(iii)	Executive shall be deemed to be in a Competitive Position in the Restricted Territory, if Executive obtains or holds a Competitive Position that conducts its business within the Restricted Territory (and Executive’s responsibilities relate to that business in the Restricted Territory), even if Executive’s residence or principal place of work (other than California) is not within the Restricted Territory.

(e) Notwithstanding the foregoing, Executive may, as a passive investor, own capital stock of a publicly held corporation, which is actively traded in the over-the-counter market or is listed and traded on a national securities exchange, which constitutes or is affiliated with a

Competitor, so long as Executive’s ownership is not in excess of five percent (5%) of the total outstanding capital stock of the Competitor.”

3.	The following new Section 21 is added to the Benefits Assurance Agreement:

“21.	Non-Solicitation / No Interference Provisions.

(a) Business Partners. Executive understands and agrees that the relationship between the Company and each of its licensors, licensees, suppliers, vendors, contractors, subcontractors, consultants, customers, and prospective customers related to the Company’s business (the “Partners”) constitutes a valuable asset of the Company, and may not be misappropriated for Executive’s own use or benefit or for the use or benefit of any other third-party to the detriment of the Company. Accordingly, Executive hereby agrees that during Executive’s employment by the Company and for the period of three (3) years immediately following Executive’s Termination of Employment, Executive shall not, without the prior written consent of Employer, which consent shall not be reasonably withheld in the event that the consent will not cause competitive harm to the Company, directly or indirectly, on Executive’s own behalf or on behalf of any other third-party:

(i)	call-on, solicit, divert, take away or attempt to call-on, solicit, divert, or take away any of the Partners for the purpose of diverting business away from the Company or for the purpose of causing competitive harm to the Company, (A) with whom or with which Executive had communications on the Company’s behalf about the Partner’s existing or potential business relationship with any of the Company; (B) whose business dealings with the Company are or were managed or supervised by Executive as part of his duties for the Company; or (C) about whom or about which Executive obtained confidential or proprietary information solely as a result of Executive’s employment with the Company; or

(ii)	interfere or engage in any conduct that would otherwise have the effect of interfering, in any manner with the business relationship between the Company and any of the Partners, including, but not limited to, urging or inducing, or attempting to urge or induce, any Partner to terminate its relationship with the Company or to cancel, withdraw, reduce, limit, or modify in any manner such Partner’s business or relationship with the Company.

(b) Employees. Executive understands and agrees that the relationship between the Company and each of its employees constitutes a valuable asset of the Company and such assets may not be converted to Executive’s own use or benefit or for the use or benefit of any other third-party. Accordingly, Executive hereby agrees that during Executive’s employment by Employer and for the period of three (3) years immediately following Executive’s Termination of Employment, Executive shall not, without prior written consent of the Company’s Chief Human Resources Officer, which consent shall not be reasonably withheld in the event that the consent will not cause competitive harm to the Company, directly or indirectly, solicit or recruit for employment; attempt to solicit or recruit for employment; or attempt to hire or accept as an employee, consultant, contractor, or otherwise, any employee of the Company; or urge, encourage, induce, or attempt to urge, encourage, or induce any Company employee to terminate his or her employment with the Company.”

4.	The following new Section 22 is added to the Benefits Assurance Agreement:

“22.	Enforcement of Restrictive Covenants.

(a) Executive acknowledges and agrees that (i) the restrictive covenants contained in this Agreement are reasonable in time, territory, and scope, and in all other respects; (ii) should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement; and (iii) if any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined to carry out the Company’s and Executive’s intent in agreeing to these restrictive covenants. These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these restrictive covenants.

(b) Notwithstanding any provision herein to the contrary, in the event of any actual breach by Executive of the provisions of Sections 20 or 21, the Company shall have the right to recover from Executive from the prior cash Severance Benefits paid to Executive as set forth in Section 4(c) an amount reasonably determined by the Company not to exceed eight hundred and twenty-five thousand dollars ($825,000). Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies for such breach or threatened breach, including the recovery of monetary damages from Executive.”

5.	Except as expressly or by necessary implication amended hereby, the Benefits Assurance Agreement shall remain in full force and effect.

6.	Executive’s Resignation from Employment and all Offices.

A.	Executive’s Resignation from Employment. Executive intends to resign and shall resign from employment with the Company, with such resignation to be effective as of the close of business on August 22, 2011 (the “Resignation Date”).

B.	Entitlement to Severance Benefits. Executive’s resignation on the Resignation Date shall be treated as a “Executive’s voluntary Termination of Employment for Good Reason” under Section 4(b)(ii) of the Benefits Assurance Agreement, and thus as a “Qualifying Termination” as defined under Section 4(a) thereof, thereby entitling Executive to the Severance Benefits provided for under Section 4(c) of the Benefits Assurance Agreement as amended hereby.

C.	Resignation from all Offices. Executive hereby confirms his resignation from all positions and offices, if any, that he holds or has held at any time with the Company, or any of its subsidiaries or affiliates, to be effective as of the Resignation Date if not having been made effective earlier.

7.	Release. Executive, on behalf of Executive and Executive’s attorneys, attorneys-in-fact, heirs, executors, administrators, successors, and assigns, does hereby fully release and discharge the Company, and all of the Company’s officers, directors, stockholders, members, attorneys, agents, employees, servants, benefit plans, plan administrators, related organizations, successors, and assigns, of and from all debts, sums of money, fees, claims, charges, demands, actions, causes of action, notes, liabilities and obligations, of whatever nature, in law, equity or otherwise, whether the same be known or unknown, whether the same be liquidated, unliquidated, contingent or otherwise, and whether the same be in contract (express or implied), in tort or otherwise, which Executive ever had or now has (or hereafter can, shall or may have) with respect to anything done or omitted to be done up to the Date of this Agreement. This release is not intended to release and does not release Executive’s rights under the Benefits and Assurance Agreement, as amended, and Executive’s rights under any qualified plan to his vested benefits.

8.	Provisions Relating to ADEA Release. Executive represents to the Company that Executive is aware, understands and agrees that:

A.	Executive is freely, knowingly and voluntarily entering into and signing this Severance and Amendment Agreement;

B.	the claims waived, released and discharged in Section 7 of this Severance and Amendment Agreement include any and all claims Executive has or may have arising out of or related to Executive’s employment with the Company or termination of that employment, including any claims under the Age Discrimination in Employment Act, except as expressly excepted herein;

C.	those claims waived, released and discharged in Section 7 do not include, and Executive is not waiving, releasing or discharging, any claims that may arise after the Date of this Agreement;

D.	amendment of the Benefits Assurance Agreement under Section 1 of this Severance and Amendment Agreement and the payment of the “Severance Benefits” under the Benefits Assurance Agreement as amended provides consideration that Executive was not entitled to receive before signing this Agreement;

E.

Executive has been given twenty-one (21) days within which to consider this Agreement, but Executive has been informed that Executive may waive this twenty-one day consideration period and elect to execute this document prior to the expiration of the twenty-one day consideration period, in order to expedite the execution of this Agreement and the payment of the Severance Benefit; if the twenty-one (21) day consideration period has not elapsed at the time Executive signs this Agreement, by his or her signature at that time and on that date, Executive expressly acknowledges that Executive has knowingly and voluntarily chosen to sign this Agreement before the expiration of the twenty-one (21) day consideration period;

F.	Executive has and has had the right to consult with an attorney regarding this Agreement before signing this Agreement and Executive acknowledges that the Company has advised Executive to consult with an attorney and that Executive has obtained such legal counsel as Executive deems necessary; and

G.	Executive may revoke this Agreement at any time within seven (7) days after the day Executive signs this Agreement (that is, at any time within seven (7) days after the Date of this Agreement), and this document will not become effective or enforceable and no payments under this Agreement will be payable until the eighth day after the Date of this Agreement, on which day (the “Agreement’s Effective Date”), this Agreement will automatically become effective and enforceable unless previously revoked within that seven-day period).

Executive HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

IN WITNESS WHEREOF, the Company has caused this Severance and Amendment Agreement to be signed by its duly authorized officer, and Executive has hereunto set his hand, all as of the day and year first above written.

“Company”

SNYDERS-LANCE, INC.

By	/s/ Rick D. Puckett
Rick D. Puckett
EVP, Chief Financial Officer
8/19/2011

“Executive”

/s/ Blake W. Thompson
Blake W. Thompson
8/19/2011